Exhibit 3.1.3

Document must be filed electronically
Paper documents will not be accepted.
  Document processing fee
Fees & forms/cover sheets
  are subject to change.
To access other information or print
  copies of filed dcouments,
  visit www.sos.state.co.us and
  select Business.

E-Filed $ 25.00	Colorado Secretary of State Date and Time: 02/06/2012 12:47 PM ID Number: 20091335429 Document number: 20121082354 Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY
Articles of Amendment
filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number:	20091335429

1. Enity name:	Liquid Spins, Inc.
(If changing the name of the corporation, indicate name BEFORE the name change)

2. New Entity name:
(if aplicable)

3. Use of Restricted Words (if any of these
terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box):	☐ "bank" or "trust" or any derivative thereof ☐ "credit union" ☐ "savings and loan" ☐ "insurance", casualty", "mutual", or "surety"

4.	Other amendments, if any, are attached.

5.	If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires:
(mm/dd/yyyy)

OR

If the corporation's period of duration as amended is perpetual, mark this box:  ☑

7. (Optional) Delayed effective date:
(mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:
Johnson Teresa J.
(Last) (First) (Middle) (Suffix)
1700 Broadway
(Street name and number or Post Office information)
Suite 2100
Denver CO 80290
(City) (State) (Postal/Zip Code)
United States
(Province - if applicable) (Country - if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box[ ]  and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

SECOND ARTICLES OF AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
LIQUID SPINS, INC.

AMENDING A SERIES OF PREFERRED STOCK
DESIGNATED AS THE
SERIES A CONVERTIBLE PREFERRED STOCK

[Pursuant to Section 7-106-102 of the
Colorado Business Corporation Act]

Liquid Spins, Inc., a Colorado corporation, having its principal office at 5525 Erindale Drive, Suite 200, Colorado Springs, CO 80918 (hereinafter referred to as the “Corporation”) herby certifies to the Secretary of State of Colorado that:

FIRST:            The Corporation desires to amend its Articles of Incorporation, as amended (the “Articles of Incorporation”) in accordance with Section 7-110-106 of the Colorado Business Corporation Act, as currently in effect, as hereinafter provided.

SECOND:       The following amendment to the Articles of Incorporation was duly adopted by the Board of Directors (“Board”) of the Corporation on January 17, 2012 in order to amend the designation of the Series A Convertible Preferred Stock as previously filed with the Secretary of State pursuant to the authority granted to the Board by the Articles of Incorporation.

THIRD:           Section 3(a) of the Articles of Amendment to the Articles of Incorporation as filed with the Secretary of State on December 2, 2011 (“Articles of Amendment”) is hereby amended to read in its entirety as follows:

(a)           Holders of the Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board, out of the funds of the Corporation at the time legally available therefore, dividends at the annual rate of 12% (equal to $0.096 per share annually), payable quarterly in arrears, on March 31, June 30, September 30, and December 31 of each year, commencing on March 31, 2012, except that if any such date is a Saturday, Sunday, or legal holiday, then such dividend will be payable on the next business day that is not a Saturday, Sunday, or legal holiday.  Dividends shall be paid in cash, in legally available funds.

FOURTH:       With the foregoing exception, the remaining provisions of the Articles of Amendment shall remain unchanged and in full force and effect.